FILED PURSUANT TO RULE 424(B)(3)

File Number 333-174529

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 11 TO

MARKET-MAKING PROSPECTUS DATED JUNE 16, 2011

THE DATE OF THIS SUPPLEMENT IS MARCH 8, 2012

ON MARCH 7, 2012, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED MARCH 2, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2012

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2012, SunGard Data Systems Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Fourth Amendment”) by and among the Company, SunGard UK Holdings Limited (the “Overseas Borrower”), SunGard Holdco LLC (“Holdings”), JPMorgan Chase Bank, N.A., as administrative agent, swing-line lender, and L/C Issuer, and the lenders party thereto, to the Amended and Restated Credit Agreement dated as of August 11, 2005, as amended and restated as of June 9, 2009, as further amended by the First Refinancing Amendment dated as of January 31, 2011, as further amended by the Second Refinancing and Incremental Amendment dated as of March 11, 2011 and as further amended by the Third Amendment dated as of November 10, 2011.

Among other things, the Fourth Amendment:

•

provides new revolving credit commitments in an aggregate principal amount equal to $880,000,000 that will terminate on November 29, 2016, which new commitments refinanced the Company’s existing revolving credit commitments (which were terminated simultaneously with the effectiveness of the Fourth Amendment),

•

extends the maturity date to February 28, 2017 (subject to certain “springing maturity” provisions) of approximately $905 million in aggregate principal amount of Tranche A U.S. term loans and incremental term loans, and

•	amends certain covenants and other provisions of the existing credit agreement, in order to, among other things, permit the spin-off of the Company’s Availability Services business segment.

Certain of the lenders under the credit facility are affiliates of Goldman Sachs Group, Inc., Goldman, Sachs & Co. and certain of their affiliates, which collectively beneficially own approximately 11% of SunGard Capital Corp. and SunGard Capital Corp. II, the Company’s indirect parent companies. Certain of the lenders under the credit facility, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its affiliates, for which they have in the past and may in the future receive customary fees and commissions. In addition, in the ordinary course of business, the Company has provided, and may in the future provide, products and services to certain lenders under the credit facility and their affiliates.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of August 11, 2005, as amended and restated as of June 9, 2009, as further amended by the First Refinancing Amendment dated as of January 31, 2011, as further amended by the Second Refinancing and Incremental Amendment dated as of March 11, 2011 as further amended by the Third Amendment dated as of November 10, 2011, and as further amended by the Fourth Amendment and Restatement Agreement dated as of March 2, 2012 among SunGard Data Systems Inc., SunGard UK Holdings Limited, SunGard Holdco LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD CAPITAL CORP.
SUNGARD CAPITAL CORP. II

Date: March 7, 2012	By:	/s/ Richard J. Obetz
Richard J. Obetz
Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date: March 7, 2012	By:	/s/ Richard J. Obetz
Richard J. Obetz
Vice President - Finance and Treasurer